Exhibit 5.1
May 27, 2022

To: Entera Bio Ltd. Kiryat Hadassah, Minrav Building - Fifth Floor Jerusalem Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Israeli counsel for Entera Bio Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-3 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), which registers the offer and sale by the selling shareholders of the Company, from time to time, of 3,763,740, in the aggregate (the “Shares”), ordinary shares, par value NIS 0.0000769 per share of the Company (the “Ordinary Shares”).

This opinion letter is rendered pursuant to Item 16 of Form S-3 promulgated by the SEC and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) a copy of the Registration Statement signed by each member of the board of directors of the Company (the “Board”), to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as amended and restated and currently in effect (the “Articles”); (iii) minutes of a meeting or written resolutions of the Board at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved, and (iv) such other documents, corporate records, agreements, certificates and other instruments, and have made inquiries with such officers and representatives of the Company, as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares included in the Registration Statement, when sold as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction. In addition, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Herzog Fox & Neeman Herzog Fox & Neeman